Dear Sento Employees:

        Sento is very pleased to announce that Matt Kochan has joined our management team as Chief Operating Officer. Matt comes to us most recently from Stream where he served as Chief Operating Officer. Stream is an outsourcing services organization with over 12,000 employees and 24 service centers in 14 countries. Matt brings 30+ years of high technology experience including senior executive positions at McAfee, Nortel Networks, Compaq Computer and Digital Equipment. He has been recognized as an IT services innovator developing breakthrough service methodologies and best-in-class practices such as customer response centers, predictive technical support tools, and user friendly internet service delivery. Matt holds a Masters of Science in Management from Florida Institute of Technology and a Bachelors of Science in Electrical Engineering from Illinois Institute of Technology.

        Matt knows our business from both sides – as an outsourcing services customer at several major companies as well as an outsourcing services provider. He has a strong track record in building high performance teams that consistently deliver exceptional service quality. He brings to Sento extensive operations, general management, and international experience.

        His immediate focus will be on increasing our operating efficiency and excellence, margin improvement and in building shareholder value while at the same time assisting us in furthering our goal of broadening and deepening our best in class offerings to our clients as well as providing a strong resource for world-class our employees.

        Please join me in welcoming Matt to the Sento family!

Best regards, Pat